Exhibit 99.1

corporate investor relations Becky Pendleton Reid 206.762.0993 www.stockvalues.com
Alan J. Lane, Chief Executive Officer
909.888.2265

NEWS RELEASE

Business Bancorp Declares Cash and Stock Dividends;

Bancorp to Issue 5% Stock Dividend and $.01 Per Share Cash Dividend

San Rafael, CA and San Bernardino, CA—BUSINESS WIRE—May 27, 2003—Business Bancorp (NasdaqNM:BZBC), the parent company of Business Bank of California, today announced its Board of Directors declared its regular quarterly cash dividend of $0.01 per share payable June 27 to shareholders of record on June 13, 2003.

In addition, the Board declared a 5% stock dividend, which will also be paid on the same record and payment dates.  Each shareholder will receive 5 additional shares of common stock for every 100 shares owned prior to the payment of the stock dividend.  A cash payment will be made in lieu of fractional shares.  Following the dividend, Business Bancorp will have approximately 4.1 million shares outstanding.  The one-cent per share cash dividend will be based on the number of shares outstanding before payment of the stock dividend.”

“Solid asset quality coupled with a 29% increase in first quarter profits gave us a strong start for 2003,” said Alan J. Lane, Chief Executive Officer.  “Stock and cash dividends are one way we can share the bank’s success with our stockholders, and they reflect our confidence for the future.”

On April 21, the bank reported profits increased 29% with improving efficiencies and excellent asset quality.  Net income in the first quarter increased to $1.6 million, or $0.38 per diluted share, compared to $1.2 million, or $0.29 per diluted share, in the first quarter of 2002.  Per share results have been adjusted to reflect the 5% stock dividend paid June 28, 2002.  Asset quality returned to outstanding levels with nonperforming loans at just 0.09% of total loans and $21,000 in net recoveries from previously charged-off loans.  The bank’s efficiency ratio improved to 69.3% in 1Q03 from 75.5% in 1Q02 with compensation expenses down 2% and other costs down 18% year over year.

About Business Bancorp

Business Bancorp, parent of Business Bank of California, completed a merger of equals with MCB Financial, parent of Metro Commerce Bank, in December 2001.  The bank now has assets of more than $600 million and operates 15 branches offering retail banking, commercial, construction, and SBA lending.  The bank operates in the Southern California cities of Corona, Hemet, Hesperia, Ontario, Phelan, Riverside, Redlands, Upland and San Bernardino, and in the Northern California cities of San Rafael, Petaluma, San Francisco, South San Francisco, and Hayward.  The branches are strongly focused on providing high quality, personalized services to small businesses, professionals and consumers.  For further information on the company, visit our website at www.businessbank.com or e-mail your request to pphelan@businessbank.com.  Include your name, phone, facsimile, e-mail and mailing address.

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Note:  Transmitted on Business Wire on May 27, 2003 at 1:44 p.m. PDT.